Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of this      day of April, 2005, by and between Virginia Financial Group, Inc., a Virginia corporation (the “Company”), and William Daniel Stegall (the “Consultant”).

WHEREAS, Consultant has been employed by the Company as its Chief Executive Officer and is currently a member of the Company’s Board of Directors; and

WHEREAS, Consultant resigned from employment by, and membership on the Board of Directors of, the Company’s subsidiary Planters Bank & Trust Company (the “Bank”) as of January 3, 2005 and immediately became an employee of the Company; and

WHEREAS, Consultant and the Company have agreed that, after Consultant’s cessation of employment by the Company, which was effective on March 31, 2005, Consultant will become a non-employee consultant to the Company for a period of nine months.

NOW, THEREFORE, in consideration of the premises herein, the Company and Consultant agree, effective as of April 1, 2005 (the “effective date” hereof), as follows:

1. Engagement as Consultant. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to serve as a consultant and advisor to the Chief Executive Officer and other employees, officers and directors of the Company and its affiliates as provided herein may determine for the period and on the terms and conditions set forth herein. Consultant affirms and acknowledges that he shall undertake no employment which will prohibit or interfere with his performance of services contemplated by this Agreement.

2. Compensation and Expenses.

(a) As compensation for the services to be rendered by Consultant as a consultant during the Period of Engagement, the Company shall pay to Consultant on or before the first day of each calendar month in the Period of Engagement a consultation fee in the amount of Two Thousand Five Hundred Dollars ($2,500.00).

(b) The Company agrees to pay or reimburse Consultant’s reasonable travel and overnight expenses incurred at the request of the Company’s Chief Executive Officer or otherwise incurred incident to the performance of services under this Agreement, provided satisfactory substantiation of the expenses is provided in writing to the Company.

(c) The Company agrees and acknowledges that all of Consultant’s 1,180 unvested non-qualified stock options to purchase the Company’s common stock previously awarded to Consultant as an employee of the Bank are vested as of his March 31, 2005 retirement date and that such options must be exercised no later than 90 days after March 31, 2005 or else they will terminate.

(d) The Company agrees and acknowledges that Consultant’s service pursuant to the terms of this Agreement shall be considered a continuation of service with the Company and its affiliates for purposes of determining Consultant’s right to vest in 1,100 shares of unvested restricted stock previously awarded to Consultant as an employee of the Bank.

3. Services and Duties as Consultant.

(a) Consultant shall, in person, in writing or by telephone, consult with and advise such employees, officers, directors and agents of the Company and/or its affiliates with respect to such aspects of and matters pertaining to the business and operations of the Company and/or its affiliates as the Company’s Chief Executive Officer may reasonably request from time to time. Consultant shall report to the Company’s Chief Executive Officer.

(b) It is expressly acknowledged and agreed that, unless otherwise agreed by Consultant, such services shall be requested by the Company, shall be limited to a maximum of twenty-four (24) hours per month, and shall be rendered in such manner and at such times as Consultant and the Company’s Chief Executive Officer mutually agree. Consultant agrees to provide such documentation of hours worked as the Company’s Chief Executive Officer may require.

(c) Consultant shall have no authority under or by reason of this Agreement to bind the Company or any of its affiliates to or under any obligation, agreement, promise or representation unless authorized by the Company’s Chief Executive Officer.

(d) Unless and to the extent Consultant is advised otherwise in writing by the Company’s Chief Executive Officer, Consultant shall be subject to the Company’s prohibitions against insider trading and shall remain subject to the Company’s trading restrictions applicable to officers and directors even though Consultant may no longer be a Section 16 insider for securities laws purposes.

4. Period of Engagement as a Consultant.

(a) The period or term of Consultant’s engagement as a consultant (“Period of Engagement”) shall be the period beginning on April 1, 2005 and ending on the earlier of (i) the “Consulting Regular Ending Date” or (ii) the occurrence of a “Consulting Termination Event”, as described herein. If the Period of Engagement ends due to the occurrence of a Consulting Termination Event, all further obligations of the Company to Consultant under this Agreement shall cease.

(b) The term “Consulting Regular Ending Date” as used in subparagraph (a) means December 31, 2005, provided, however, that such date shall be extended from month to month by mutual agreement if at least 30 days prior to December 31, 2005 (or the end of any month thereafter to which this Agreement is extended), Consultant and the Company’s Chief Executive Officer shall agree in writing to the extension.

(c) The term “Consulting Termination Event” as used in subparagraph (a) means the date on which any of the following events shall occur (even if occurring before the commencement of the Period of Engagement):

(i) The death of Consultant.

(ii) The onset of the Total and Permanent Disability of Consultant. For purposes hereof, Consultant’s “Total and Permanent Disability” means the inability, as a result of sickness or injury, for a period of six months to perform the services required under this Agreement where such inability is expected to be permanent or to last for a duration of at least six months.

(iii) The delivery by the Company to Consultant of notice of the Company’s termination of this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean:

(A) continual or deliberate neglect by Consultant in the performance of his material duties and responsibilities as established from time to time by the Company’s Chief Executive Officer or the Company’s Board of Directors, or the Executive’s willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure;

(B) conviction of, indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any subsidiary or affiliate thereof;

(C) any breach by Consultant of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to consultants of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation;

(D) dishonesty of Consultant with respect to the Company or any subsidiary or affiliate thereof, or breach of a fiduciary duty owed to the Company or any subsidiary or affiliate thereof; or

(E) the willful engaging by Consultant in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company, monetarily or otherwise.

(iv) The delivery by Consultant to the Company of written notice of Consultant’s resignation as a consultant, which notice shall be effective no sooner than 30 days after its delivery unless the Company agrees to an earlier effective date.

5. Confidentiality. Consultant recognizes that as a consultant under this Agreement he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Company.

Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the Companying industry. Consultant agrees that he will never use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company or required by law.

6. Independent Contractor Status. The services to be rendered by Consultant as a consultant shall be rendered by him as a self-employed individual, and the nature of Consultant’s engagement by and relationship to the Company is that of an independent contractor and not an employee. As such, Consultant shall have the sole and absolute discretion to determine the manner and means of performing the services required under this Agreement.

7. No Withholding. The fees to be paid by the Company to Consultant as compensation for the services to be rendered by Consultant as a consultant shall constitute “net earnings from self-employment” as that term is defined in Section 1402 of the Internal Revenue Code of 1986, as amended. Accordingly, the Company shall not withhold from such consultation fees any federal and state income, FICA, FUTA or other taxes. Consultant is responsible for payment of all applicable taxes as may be required to be paid by him under applicable laws as a result of the payment of such consultation fees.

8. No Employment Benefits. As the nature of Consultant’s engagement by and relationship to the Company as a consultant is that of an independent contractor, Consultant shall not be entitled to participate in or to receive any benefits under any insurance, retirement or other plan or program maintained by the Company for the benefit of its employees, except to the extent he may be entitled to health care coverage under his Employment Agreement, dated the 22nd day of October, 2001, by and among the Company, the Bank, and Consultant (“Employment Agreement”), the Company’s health care plan pursuant to the federally mandated continuation coverage rules known as “COBRA” or other benefits, rights or perquisites as a retiree or former employee of the Company (as determined pursuant to the terms of the applicable plans, programs or agreements) and except to the extent otherwise expressly provided in this Agreement. Consultant specifically agrees and acknowledges that he must return his Company or Bank provided vehicle as of March 31, 2005, that the Company’s or Bank’s payment of his Country Club dues and fees shall cease as of March 31, 2005, that the Company’s or Bank’s purchase of Country Club membership rights may be transferred to another employee at any time after March 31, 2005, and that the Company’s or Bank’s provision of life insurance on the life of Consultant through Bankers Insurance shall cease as of March 31, 2005.

9. Board Membership. Consultant hereby acknowledges his resignation as a member of the Bank’s Board of Directors effective March 31, 2005.

10. Remedies. The parties hereto shall have all remedies at law and in equity to enforce the terms of this Agreement, including the right to injunctive relief. Before instituting a legal action, both parties agree to attempt to settle any dispute by negotiation and, if unsuccessful, by mediation. In the event of any legal action to interpret or enforce this Agreement, the prevailing party, as determined by the court, shall be entitled to recover from the unsuccessful party for its costs and reasonable attorneys’ fees, as determined by the court.

11. Survival of Representations and Warranties. All agreements, representations and warranties made by the parties in this Agreement shall survive the consummation of the transactions contemplated herein.

12. Entire Agreement.

(a) This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties with respect to the same.

(b) Consultant agrees and acknowledges that the non-competition, confidentiality and other provisions of his Employment Agreement which survive his cessation of employment as a common law employee shall remain in full force and effect and shall not be modified or otherwise affected by this Agreement.

13. Modification. No provision of this Agreement, including any provision of this paragraph, may be modified, deleted or amended in any manner except by an agreement in writing executed by both of the parties.

14. Miscellaneous.

(a) Non-assignability. Consultant may not assign this Agreement or any interest herein or delegate any duty or obligation incurred by Consultant hereunder to another.

(b) Notices. All notices, requests, consents and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, or made when personally delivered or when sent or mailed by certified mail, postage prepaid and return receipt requested, to the Company at the address noted below, Attention its Chief Executive Officer, and to Consultant at the address last known to the Company at the time of execution of this Agreement, or at such other address as either party may specify by written notice to the other.

(c) Delegation of Authority. Whenever the Company is permitted or required to perform any act, such act may be performed by its Chief Executive Officer, or other person duly authorized by the Board or its Chief Executive Officer.

(d) Governing Law. This Agreement shall be construed, enforced and administered in accordance with the laws of the Commonwealth of Virginia, and any federal law which preempts the same.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Consultant and Consultant’s heirs, executors, administrators and legal representatives.

(f) Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

(g) Gender and Number. In the construction of this Agreement, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

(h) Titles and Captions. Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(i) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of April 1, 2005.

VIRGINIA FINANCIAL GROUP, INC.

By
Its

102 South Main Street
Culpeper, Virginia 22701

William Daniel Stegall

Address: